Exhibit 6

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated:  November 10, 2008

By:

/s/ Patricia M. Child

Patricia M. Child

Vice President

By:

/s/ Nancie J. Arvin

Nancie J.Arvin

Vice President